UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 2, 2011

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VirnetX Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33852	77-0390628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS EmployerIdentification No.)

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308 Dorla Court, Suite 206
Zephyr Cove, Nevada 89448
(Address of principal executive offices, including zip code)

(831) 438-8200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

VirnetX Holding Corporation announced that the United States International Trade Commission issued the following press release on December 2, 2011, the text of which is reprinted in its entirety below:

December 2, 2011
News Release 11-151
Inv. No. 337-TA-818
Contact: Peg O'Laughlin, 202-205-1819

USITC INSTITUTES SECTION 337  INVESTIGATION ON CERTAIN DEVICES WITH SECURE COMMUNICATION CAPABILITIES, COMPONENTS THEREOF, AND PRODUCTS CONTAINING THE SAME

The U.S. International Trade Commission (USITC) has voted to institute an investigation of certain devices with secure communication capabilities, components thereof, and products containing the same. The products at issue in this investigation are devices with secure communication applications installed in various electronic devices to create a secure communication environment between two devices when in use by consumers.

The investigation is based on a complaint filed by VirnetX, Inc., of Zephyr Cove, NV, on November 4, 2011. The complaint alleges violations of section 337 of the Tariff Act of 1930 in the importation into the United States and sale of certain devices with secure communication capabilities, components thereof, and products containing the same that infringe a patent asserted by the complainant. The complainant requests that the USITC issue an exclusion order and cease and desist orders.

The USITC has identified Apple, Inc., of Cupertino, CA, as the respondent in this investigation.

By instituting this investigation (337-TA-818), the USITC has not yet made any decision on the merits of the case. The USITC's Chief Administrative Law Judge will assign the case to one of the USITC's six administrative law judges (ALJ), who will schedule and hold an evidentiary hearing. The ALJ will make an initial determination as to whether there is a violation of section 337; that initial determination is subject to review by the Commission.

The USITC will make a final determination in the investigation at the earliest practicable time. Within 45 days after institution of the investigation, the USITC will set a target date for completing the investigation. USITC remedial orders in section 337 cases are effective when issued and become final 60 days after issuance unless disapproved for policy reasons by the U.S. Trade Representative within that 60-day period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRNETX HOLDING CORPORATION

Date: December 2, 2011	By:	/s/ Kendall Larsen
Kendall Larsen
Chief Executive Officer